Exhibit 99.03

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EDITED TRANSCRIPT
AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

EVENT DATE/TIME: OCTOBER 24, 2012 / 09:00PM  GMT

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS

 Andrea Prochniak AllianceBernstein Holding L.P. - Director IR

 Peter Kraus AllianceBernstein Holding L.P. - Chairman of the Board and CEO

 John Weisenseel AllianceBernstein Holding L.P. - CFO

 Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS

 Michael Kim Sandler O'Neill & Partners - Analyst

 Cynthia Mayer BofA Merrill Lynch - Analyst

 Bill Katz Citigroup - Analyst

 Robert Lee Keefe, Bruyette & Woods - Analyst

 Matt Kelley Morgan Stanley - Analyst

 Marc Irizarry Goldman Sachs - Analyst

 Greggory Warren Morningstar - Analyst

 PRESENTATION

Operator

Thank you for standing by and welcome to the AllianceBernstein third quarter 2012 earnings review. At this time all participants are in a listen only mode. After the remarks there will be a question and answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - Alliancebernstein Holding LP - Director IR

Thank you, Jay. Hello and welcome to our third quarter 2012 earnings review. As a reminder, this conference call is being webcast and accompanied by a slide presentation that can be found in the investor relations section of our website. Our Chairman and CEO, Peter Kraus, and our CFO, John Weisenseel, will present our financial results today. Our Chief Operating Officer, Jim Gingrich, is with us as well and will present -- will participate in the question and answer portion of this call.

Now I would like to point out the cautions regarding forward-looking statements on slide 2 of our presentation. Some of the information we present today is forward looking and subject to certain SEC rules and regulations regarding disclosure. You can also find our CRFLS in the MD&A of our 2011 Form 10-K and 2012 Form 10-Q filings. We filed our third quarter 2012 10-Q this afternoon. I would also like to remind you that under regulation FD, management may only address questions of a material nature from the investment community in a public forum. So please ask all such questions during the call. Now I will turn it over to Peter.

 Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Thanks, Andrea, and thank you all for joining us for our third quarter earnings call. John, Jim and I are pleased to be here today to review the results with you and to address any questions you have about them.

So let's get started with an overview of our results on slide 3. Our strong sales momentum continued in the third quarter with gross sales of $21 billion. Nearly double our sales for the third quarter of 2011 and our highest since the second quarter of 2008. Net outflows were about $4 billion, higher than the second quarter but less than a third of our net outflows for the last year's third quarter. Global equity markets were stronger during the quarter which translated into stronger investment performance for us. We finished with AUM of $419 billion. The $12 billion sequential increase breaks out as $16 billion in investment performance gains partly offset by $4 billion in net outflows that I just mentioned. Average AUM was flat versus the prior quarter but down about 6% from last year.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Moving to slide 4, you can see our breakout of flows by channel. Our already strong year-to-date momentum in retail accelerated in the third quarter. The quarter's gross sales of $15.2 billion were our highest since 2000. And net inflows of $5 billion were not only positive for a third straight quarter, they were also our highest since 2000. In institutions gross sales were down slightly in the quarter. Our increase in gross redemptions and net outflows was largely driven by the $5 billion value equity terminations that we talked with you all about in August. Our PPIP liquidation in the third quarter also represented another $1.8 billion. In Private Client we saw higher gross sales and lower redemptions so net outflows improved to $1.7 billion in the third quarter.

Let's take a closer look at these channels beginning with institutions on slide 5. We have talked throughout the year about how underlying trends are improving in this business. The chart at the top left illustrates how events we would characterize as one time in nature have affected our year-to-date flow picture. Gross sales in Institutions are up about 30% year-to-date. And gross redemptions are down 19%, which is why our net outflows have declined by about a third in this business. But you can see that about $7 billion or 18% of our year-to-date redemptions were related to PPIP in the third quarter and asset losses from AXA related dispositions in the first half. Excluding these events, our flow picture looks very different. Sales trends are improving for one simple reason. We are pitching and winning more new business. Year-to-date we completed more than 300 new business RFPs.

In Fixed Income US and Global High Yield RFP activity has tripled on an annualized basis. And in Equities, activity in our newer services like Emerging Market Multi Asset, Market Neutral and Select Equities is multiples of last year's activity. That's why our pipeline is well above historical levels even though it has come off last quarter's peak. That's the chart that you see at the top right. Looking across the bottom of the slide you can see just how diverse our pipeline activity has become. Fixed income does continue to dominate given the market dynamics, but we are seeing more interest in areas like structured equity, value and low vol. And quite a bit of business came in and funded during the quarter so it never even hit our pipeline. More than $1.5 billion worth is represented here on the slide. These are only examples to help frame our pipeline activity during the quarter and are not meant to be representative of all of it. The bottom line is we continue to feel good about the volume and the tenor of our conversations with consultants and clients. As always, strong performance drives client demands.

Slide 6 shows our continued dominance in Fixed Income. Our largest fixed income strategies are outperforming in every time period. For the three year period 89% of our assets are in services that are outperforming their benchmarks, a tremendous showing.

In Equities, our strength this year has been our newer stability equity services and increasingly in growth as well. This you can see on slide 7. Stability equity services like market neutral, low vol. and select equities are designed to better weather volatile markets. In risk off environments, like the second quarter, when global macro-economic tensions and market volatility spiked and investors fled riskier assets, they tend to outperform benchmarks. And in risk on markets, like the first and third quarters, when investors were more confident in equities, these strategies tend to deliver more muted performance. The net effect as you can see is stable performance over volatile time periods. It is also clear from this table that performance in our gross services has improved markedly, particularly since we have made some of the major changes in the past year. We have talked before about what we have done in growth, streamline our sectors and clarify our roles to improve our research coverage, shift invested management to our strongest teams in the US large cap and emerging growth and bolster talent in international large cap and technology. These changes are paying off in better performance over the one year, year-to-date and most recent quarter.

On the value side we are still challenged. Put simply we continue to deal with the repercussions of our exposure to deep value factors in an environment that has not rewarded these factors for a very long time. That's clear from slide 8. Take a look at that. That demonstrates just how unique these recent markets have been. Looking at the top chart, the market is valuing high dividend yield over low price to book like never before. Investors’ flight to the so-called safety of these stocks has pushed their valuation up to an historic high of nearly 45% of the S&P. At the same time it's pushed the share of low price to book stocks down to an historic low of less than 25%. That is a significant and unusual spread.

Now look at the bottom chart. The price to earnings ratio of the highest dividend stock is at a premium we have never seen before, not even at the peak of the financial crisis when safety was presumably at an all-time high. We are not looking to call a market turn, but these valuations just don't look stable to us. They reflect investor preference for certainty that does not demonstrate consistency over long periods of time. To be a successful deep value client -- investor over time, as we have been for most of our 40 years in this business, you need consistent exposure to deep value factors. We are in constant dialogue with our value clients, and I will tell you that they are more concerned we'll blink and back away from our deep value discipline than they are about our more recent investment performance. We are not blinking. At this point it's a matter of when not if the markets will once again reward these factors. When that turn comes, we were confident our discipline will again pay off for our clients.

Now on to Retail, highlighted on slide 9. What a quarter this business had -- they knocked the cover off the ball. I mentioned that our gross sales and net flows were each at 12 year highs in the third quarter. The top left chart shows how our momentum has grown throughout the year. For perspective, by August of this year, we already exceeded our total gross sales for all of 2011. And $11 billion in year-to-date net inflows represents an $18 billion improvement over year-to-date 2011. Sales are strong across the board in every region and every asset class and in both new and longstanding products. We hit another milestone during the quarter when our Lux funds passed the $50 billion mark in AUM. In our newer offerings continue to grow at a healthy clip. In its first year our select equity Lux fund has gathered $700 million in assets, and Absolute Alpha has reached $150 million since its March launch. Tax Aware Muni SMA is a new offering on retail platforms this year -- between two distributors we've already attracted nearly $250 million in assets. We've re-invigorated Retail by offering our clients the right products and strong investment performance. It's great to see our client group's hard work paying off.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

We have also focused on making enhancements to our private client offerings shown on slide 10. The view of our Bernstein fully diversified investment solutions at the top left of this slide is not just a colorful picture. It's meant to illustrate how we have evolved our offering to meet clients needs for diverse alpha and beta sources, better risk management and lower volatility. This year we have added two more enhancements. Second quarter we rolled out Strategic Equity, a multi-style all cap approach to investing designed to deliver stable performance in different market environments. That roll out was successfully completed during the third quarter.

In the third quarter we launched a registered investment company, or RIC, that makes our fund-of-funds alternative offering available to a broader client base. With the RIC we can offer access to a diversified portfolio of institutional quality hedge funds, and we can be consistent in our advice across our client base. We believe an allocation to hedge funds that's appropriate to a client's risk tolerance and long term objectives can improve portfolio outcomes. In fact we recommend a 10% to 15% allocation for a 60/40 stock bond portfolio. With our RIC that allocation will be spread amongst diverse managers in a broad investment universe as you can see on the pie bottom right. Our clients want more diversification, less volatility and better risk management. Each new enhancement we introduce from DAA to inflation strategies to strategic equities to our new RIC is designed with their needs in mind.

So let me finish our business highlights with Bernstein Research Services on slide 11. Revenues were down both sequentially and year-over-year in the third quarter, but not nearly as much as market volumes have declined across global exchanges. That's clear on the chart on the bottom left. We can debate whether the steady declines in equity trading volumes are secular or cyclical. One thing we do know, however, is that more firms are exiting the equity business, particularly in Europe. And as this industry consolidates, that creates more opportunity for us to grow share profitably by staying the course in the US and Europe and expanding in Asia, a very promising region over the long term. That's why we are committed to our strategy of maintaining our preeminence in US sell side research while investing to grow our global franchise. We keep progressing on both fronts as you can see on the right side of this slide. Already top ten, we have improved in the all American II rankings on both an absolute and weighted basis this year. New Analyst launched coverage in Europe and Asia during the quarter, and not only were our third quarter Asia revenues our highest ever, we enjoyed our eighth consecutive quarter of growth in active clients. SCB is a strong and profitable business for us, and I'm proud of all of this team continues to accomplish.

To wrap it up, slide 12 recaps what we as a firm accomplished in the third quarter in executing our long term growth strategy. I have touched on many of these already in our business highlights so I'm just going to single out a few more. On the diversification front, our institutional UK and EMEA business deserves mention for the momentum there in the quarter. Sales were up triple digits and represented nearly half of our pipeline at quarter end. Speaking to innovation, we were increasingly being recognized as leaders in the UK defined contributions space. Associated British Foods just announced they have chosen AB to manage flexible target dates funds as the default option in their pension scheme. Finally, on our financials in the first quarter of our executing our real estate consolidation plan, we are already ahead of schedule in taking charges and reducing expenses. With occupancy and other expense savings during the quarter, we improved our margin, another step down our path toward a stronger financial future for AB.

That seems like a perfect place to transition to John for the discussion of the quarter financials, so over to John.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. As a reminder I will focus my remarks today primarily on our adjusted earnings. As always, you can find our standard GAAP reporting in the appendix of this presentation, our press release and our 10-Q. Let's start with our adjusted financials on slide 14. Adjusted revenues were up sequentially but down versus last year's third quarter. Adjusted expenses were flat versus the second quarter and down from the prior year. Our adjusted operating margin was 20.2%, an improvement from 16.1% in the second quarter and 17.7% in last year's third quarter. Adjusted earnings per unit were $0.36 versus $0.24 in the second quarter and $0.30 in the third quarter of last year.

Now I will review our current GAAP to adjusted operating metrics reconciliation on slide 15. Here you can see the adjustments we made to our GAAP revenue expenses and the net impact on operating income. Slide 37 in the appendix offers more detail. To review our adjustments, both distribution related payment -- payments and amortization of deferred sales commissions are netted against GAAP distribution revenues. Pass through expenses related to our transfer agency are reimbursed and recorded as fees in GAAP revenues. We also exclude sub-advisory payments to third parties against advisory fees. This quarter that included payments related to the public private investment fund or PPIP we managed that we finished liquidating during the quarter. There was no net impact on operating income. The net impact of our deferred compensation mark-to-market is excluded from net revenues and compensation expense. Ever since we took an acceleration charge in the fourth quarter of last year, the impact of this expense has been down significantly. We also exclude all gains and losses related to the 90% non-controlling interest in the Venture Capital Fund from net revenues. Finally, we adjust for real estate write-offs included in GAAP expenses. As you can see the $168 million non-cash real estate charge we took in the third quarter had the greatest impact on adjusted operating income. I will discuss the details of this charge in the coming slides.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Now I will review our adjusted earnings beginning with the adjusted income statement on slide 16. Adjusted net revenues of $574 million to the third quarter increased 5% sequentially and declined 5% versus the prior year quarter. Adjusted operating expenses of $458 million were flat sequentially and down 7% from last year's third quarter. Adjusted operating income for the third quarter was $116 million, up both from the second quarter's $88 million and the third quarter 2011's $107 million. Adjusted earnings per unit for the current quarter were $0.36, of which approximately $0.06 represents nonrecurring benefits attributed to PPIP related fees and a New York City unincorporated business tax benefit. Of the $0.06, $0.04 was PPIP and $0.02 was the tax benefit. Our distribution for this quarter will also be $0.36. In the past, our quarterly cash distribution has typically been our GAAP earnings per unit except when, as in the case of the fourth quarter of 2011, the impact of an extraordinary non-cash charge was eliminated. Beginning this quarter and going forward, we anticipate that the cash distribution will typically be the adjusted earnings per unit unless we determine that one or more adjustments from GAAP should not be reflected in the distribution.

Slide 17 provides more detail on our quarterly adjusted revenues. Base fees for the third quarter increased 1% sequentially due primarily to an increase in retail average AUM but declined 9% from last year's third quarter. The year-over-year change is in line with the decrease in the average AUM and a continued shift from equities to lower fee investment strategies. Today equities are about a quarter of our total AUM versus about a third a year ago. Performance fees increased versus both periods. When we had finished liquidating our PPIP fund during the quarter, we were paid approximately $40 million in performance fees, of which $18 million was paid to third party sub advisers and has been netted against revenues. Bernstein Research revenues declined versus both prior periods as a result of lower trading volumes slightly offset by continued growth in Asia.

We had investment gains of $4 million in the current quarter versus losses of $2 million in the second quarter and $10 million in last year's third quarter. Investment gains and losses include seed investments, our 10% interest in the Venture Capital Fund and broker dealer investments. The increase versus both periods is primarily due to current quarter gains in our seed capital investments. We ended the third quarter with $458 million in seed capital investments, a decrease of $23 million in the quarter with net redemptions partially offset by market appreciation. Overall, net revenues were up 5% sequentially and down 5% versus the prior year quarter.

Now let's review our adjusted operating expenses on slide 18. Total compensation and benefits increased 5% sequentially in line with the 5% increase in adjusted net revenues. The 4% year-over-year decline is due to lower adjusted net revenues partially offset by an increase in the compensation ratio. As you know, we accrue total compensation excluding other employment costs, such as recruitment and training, as a percentage of adjusted net revenues. We accrued compensation at an approximately 50% ratio in the third quarter and continue to manage our full year comp ratio to stay within 50% of adjusted revenues. We ended the third quarter with 3,364 employees, down 11% year to date.

Now, looking at our non-compensation expenses, promotion and servicing costs declined 9% versus both prior periods. Travel and entertainment was down both sequentially and year-over-year and was lower than would normally be expected in the third quarter due to less firm wide travel. Sequentially, marketing and advertising costs were lower due to the absence of any large scale advertising campaign during the third quarter. Year-over-year we had lower trade execution costs. G&A expenses declined 9% from the second quarter and 15% from last year's third quarter. The decline from both prior periods can be partly attributed to expense savings related to real estate charges and lower than expected professional fees. Technology related expenses were also lower in the current quarter versus last year. Overall, total adjusted operating expenses were flat versus the second quarter and down 7% from the third quarter of last year.

Now let's move on to slide 19, adjusted operating results. Adjusted operating income for the quarter was $116 million, an increase of 32% sequentially and 8% year-over-year. Adjusted operating margin was 20.2%, up from both prior periods. Higher revenues drove the sequential margin expansion and, versus the prior year period, expense reductions out-paced the decline in revenue. Excluding the benefit of PPIP, the adjusted operating margin would have been 19.1%, compared to the 20.2% we reported for the quarter. The New York City unincorporated business tax or UBT benefit did not impact the adjusted operating margin. Adjusted earnings per unit were $0.36 for the current quarter versus $0.24 in the second quarter and $0.30 in the third quarter of last year. As I discussed earlier, $0.06 of $0.36 is attributed to nonrecurring benefits.

Finally, the effective tax rate for AllianceBernstein LP was impacted by both the New York City UBT tax benefit and the real estate write-offs. In the third quarter, application of the New York City tax law, which sources various types of receipts from services performed by registered broker dealers for purposes of apportioning income, resulted in a reduction of our tax rate for the current year and we expect for the future as well. We recognized the $5.7 million tax benefit in the third quarter of 2012 relating to our full year 2011 and 9 month 2012 unincorporated business tax benefit. In addition, we recorded a $9 million tax benefit relating to the $168 million non-cash real estate charge in the third quarter. We anticipate a 7% effective tax rate for the fourth quarter. However, as a result of the UBT and the real estate items, we have reduced the 2012 full year forecasted effective tax rate for AllianceBernstein LP to approximately 5% from our previous forecast of 7%. At this juncture we expect a 2013 full year effective tax rate of approximately 6%.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

I mentioned earlier that the $168 million real estate consolidation charge we recorded was the largest driver of the difference between our adjusted and GAAP results for this quarter. Let me take you through this charge and give an update on our plans on slide 20. We are still projecting total non-cash real estate charges of $225 million to $250 million to implement our entire office space consolidation plan, resulting in approximately $38 million to $43 million in annual expense savings. Our estimates for both the real estate charges and the corresponding annual expense savings are based on our best current assumptions of the cost to prepare the properties to market, the length of the marketing periods, market rental rates, broker commissions and sub tenant allowances and incentives. We expect the actual charges eventually recorded and the related expense savings realized will differ from our current estimates as market conditions change over time.

In the current quarter we recorded at $168 million non-cash charge and realized approximately $2 million in expense savings. In the fourth quarter, we expect to record an additional charge of approximately $40 million and realize expense savings of approximately $7 million. The remainder of the charges will be recorded throughout 2013 although we may not incur charges in every quarter. The actual timing of both the charges and the related expense savings will depend upon when we vacate specific floors and market them for sublease. We will update you on the status of real estate charges and the related expense savings during our fourth quarter earnings call. But, at this juncture we expect the full run rate of most of the total annual savings to be reflected in our financials by the end of 2013. We are pleased with our progress so far and believe this comprehensive real estate consolidation plan, combined with our other cost reduction efforts, will meaningfully improve our cost structure and position our firm for a stronger future.

With that, Peter, Jim and I will be pleased to answer your questions.

 QUESTION AND ANSWER

Operator

(Operator Instructions)

Michael Kim, Sandler O'Neill.

Michael Kim - Sandler O'Neill & Partners - Analyst

First, obviously, growth across the retail business has really picked up over the last few quarters, but it does seem like much of that growth has come from the fixed income side. Just wondering where you see opportunities on the equities side assuming retail investors start to move up the risk curve at some point down the road. And then what are your expectations for fixed income flows and that type of environment understanding that it seems like a lot of the growth is being sourced from overseas investors or in more kind of specialized strategies which may be are more insulated to a broader re-risking dynamic.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Michael, it's Peter. So let me tackle the fixed income piece first and then go to the equity piece. We have said a few times about our fixed income flows and our fixed income business that it, meaning those flows, tend to be focused on the Asian investor who is interested in yield and, in a risk on environment where the economies are growing and where companies are doing well, yes, rates will go up. But those yield investors will still probably seek yield in that environment as traditionally Asian investors have been largely focused on the fixed income part of the markets. So I think that while it may be that there is an industry shift in that environment from fixed income flows to equity flows, which, by the way, we would certainly like to see, that may not be that big a negative for us given the mixed of our business, the structure of our business and the focus of it. We have also increased our activities in fixed income in emerging markets, emerging market debt, local currency and dollar denominated currencies and also in our structured products and credit products which again will likely be well bid for in those kinds of markets.

Now in a risk off environment where markets are declining everywhere, and where investors are shedding risk, that's the most challenging environment for us because it challenges us in equities, but it also challenges in the fixed income environment even in yield. And you saw that in the second quarter when flows in the fixed income business abated a bit reflective of that risk off environment. Now let's get to equities. In a risk on environment that is a healing and/or growing global economy, one of the things we were trying to point out today is the significant spread between quality dividend paying securities and value stocks. We think that spread will be recognized by investors as being true opportunities for investing in outsized returns in that kind of environment. We also believe that many of the new equity services that we have, that we mentioned on the call, are already gathering assets and would see that asset gathering accelerate in that environment where there was a return by the investors to equity investing. So, we think that actually that's a pretty good environment for us as a firm.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

And one of the ways we think about our performance is that with a tougher environment we are producing these results with a better environment that your question underlies. We actually think we will do substantially better.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. That's helpful. And then second, how are you thinking about maybe balancing, staying disciplined on expenses so that more of the revenues fall to the bottom line and ultimately to unit holders versus continuing to reinvest in the business to further build out your footprint and see new strategies amongst others?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Michael, this is Jim. Look, this is always a balance as you point out. But I think, as we have indicated in prior calls, we are very focused on continuing to make progress on the expense lines, particularly in our non-compensation expenses. And I think this quarter is a reflection of that. That's an area that we will continue to pay lots of attention to. And, as we have mentioned on previous calls, we think there is a ton of operating leverage in this business. And, again, I think you see that in this quarter's results. We are going to continue to try and strike the right balance between driving the top line and managing expenses, and I would continue to look for that progress going forward.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay.

Operator
Cynthia Mayer, Bank of America-Merrill Lynch.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Just a question on the high net worth of the private client, it seems like the outflows improved a bit but are still pretty nagging. And I'm wondering since half of those assets are fixed income, and the low volatility would seem to appeal to them, what you think is driving that now, is that still FAs leaving or is it some issues over product that they want and aren't getting or something else? And how do you see that trend ahead?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

So, I think we have talked about changes we are making in the private client business now for the better part of a year, maybe a year plus. And the reason why we were making those changes is try to respond to what I think our clients found as a challenging product line-up given the performance that we had and the volatility of the markets that was pervasive for an extended period of time. And I think it's that experience, Cynthia, that has basically driven the more challenging outflow picture that we have in the business and a more challenging inflow picture because obviously we have to explain the performance that we have had historically. These new services and new structures and risk management techniques have helped because we have been responsive in what are volatile markets. And so when clients ask what are you doing when the market falls 20-some-odd percent. We are doing things in the portfolio that they feel good about and comfortable about, and that's helping us sell new business and retain existing business. But it's a process. It will take time. And, as I think you noted, that we are beginning to see a little bit of a change, but these things don't change overnight.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. And then maybe a question to get some color. Your other asset bucket by now is getting pretty big. It looks like it's bigger than either value or growth, and you note I think it includes index structure and asset allocation. Can you break that down at all and let us know sort of what the fees are for different pieces of it and what you see growing and what is shrinking? Just a little more color on that.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I appreciate the persistency of your question. We are not going to disclose the detailed fee make up of the products -- don't for any of the other specific lines. So that's probably not something we are ever going to do. You know, as these different items in that bucket get more material, we will probably talk about them. But as it is right now, it really hasn't changed in terms of the individual components.

They are growing. We have talked about CRS and SRS and the index businesses as being businesses that we have been able to increase. And we have been talking about the alternative business as well. I think it's gone up about $12 billion -- more than that, I apologize. Just doing the math, what is that? $16 billion from 2011, and that's basically spread throughout the categories that are mentioned there.

Operator

Bill Katz, Citigroup.

Bill Katz - Citigroup - Analyst

Coming back to margins for a second. It was just a very large surprise in the quarter and just doing the fast math here on the adjusted results, it looks like you had 100% incremental margin which is probably not sustainable given the market backdrop in Q3. That being said and given your comments about control over non-comp expenses, how do we think about incremental margins on a go-forward basis?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Bill, this is John. In the quarter as I mentioned, the margin, excluding PPIP, was 19.1%. I also mentioned that our T&E was lower than typical, marketing and advertising as well as lack of a campaign. Professional fees as well were lower than what they typically would be. So we had a lot of things on the expense side falling into place this particular quarter. But, as Jim mentioned, we are going to continue to be vigilant on managing expenses going forward and weighing that against investing into the business. And we are going to continue to focus on the margins.

Bill Katz - Citigroup - Analyst

Okay. Can I ask the same question a different way without using up my second question? If you strip out all of the noise in the quarter, is this the better run rate or would you look to relieve some of these savings in terms of marketing spend. Just trying to get a sort of sensitivity on modeling here.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

If we think about promotion and servicing expenses, they came in the quarter at about $40.5 million dollars. I think you should look at it a couple of million dollars higher going forward, probably around the $44 million to $45 million number per quarter. And then on G&A, G&A came in at about $116.7 million for the quarter. And again there you had the real estate savings working their way through there. There will be more of that coming through as well in the fourth quarter next year. But then again, as I mentioned, professional fees were lower than typical in this quarter. So, I think going forward on the G&A side I would be looking at per quarter somewhere in the neighborhood of $112 million to $114 million.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Bill Katz - Citigroup - Analyst

Okay, that's very helpful. And then just stepping back, as you mentioned sort of the acceleration in the pipeline, you have certainly given us statistics on it, but the one that caught my ear was 300 RFPs this year. Is there any way to take that to two steps? One is how did that compare to a year ago, and then what kind of win rate might you be seeing if you are tracking that at all on a relative basis this year versus last?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

RFPs are up about 30%. I think coincidentally so is our year-to-date gross sales in that channel.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I think you can safely say that we have got substantially more RFPs, and our win rate is improving.

Bill Katz - Citigroup - Analyst

Thank you.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

And yes we do track it.

Bill Katz - Citigroup - Analyst

Okay. Thank you.

Operator

Robert Lee, KBW.

Robert Lee - Keefe, Bruyette & Woods - Analyst

I would like to go back to one quick question on the private client business. Peter, understanding that you kind of re-energized the product suite to make it more attractive to existing and prospective clients. But my sense or understanding is that maybe some of the sales issues relate to also having gone through some attrition of financial RMs, or relationship managers. To the extent that has been the case, do you see a need to kind of go back and start growing or trying to grow that part of the business again? Or at least replace maybe some of the more experienced advisers who may have or managers who may have left.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

So, look, we have had challenges in the business to come from many different places. And so those places are the market conditions in general, the lack of interest on the part of individual investors to move money from place to place in a tough market environment, the lack of new money being created through mergers and acquisitions. All of these are industry conditions. We can -- you can add to that our own performance which has been, as you know, challenged on the value side which was a big part of our business. We have adjusted that risk profile in private clients to effectively keep clients exposed to value but not have an overabundance of that risk. And we have lost some FAs. It's all of the above.

The largest issue, though, has been the structure of the product and its historical performance relative to what we are doing today and the active risk management that we are engaged in today versus what we did in the past. All of those other elements do impact the efficacy of our ability to raise assets and to be successful in the channel. When you get down to the adviser side, we have never stopped investing in the advisers. In other words, we have never stopped bringing in new people. We have never stopped investing in that business, and we won't. I believe that is a critical element for the long term success of the business. Having said that, you always think about the pool of advisers that you have that effectively feed your future leaders. How large should that be? How fast do you move that pool? And that's something we are always looking at. But there is no interest on our part in not bringing in new people into the business and continuing to feed the ultimate growth in the adviser team and the number of advisers we have facing clients. So that is a key element that we will constantly attempt to grow in some reasonable way. Reasonable meaning that the growth rate is usually in single digits, probably around the middle single digits as opposed to even the high single digits because it's hard to bring new people in. It's hard to acclimate them and hard to get them to actually become good at the business. They need mentoring. They need a process and then you always have advisers retiring leaving as well, and sometimes retiring leaving for other reasons. That is a process that if you can grow your financial advisers that are actually producing at middle single digits or luckily higher single digits, that's actually a pretty good growth rate because you add that to how the assets grow in general plus new assets that you bring in, and you can get into a growth rate in the low teens to even mid-teens.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

So that's the process that we would follow. In terms of hiring advisers from other firms and going after teams, that hasn't been our history. I doubt that will be our process. We do hire experienced personnel. We have always done that. We train them, and bring them up our own system. And that remains our core sponsorship and our core philosophy.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Thank you. Maybe not get too lost in the weeds, but I think probably since we haven't seen the numbers in awhile, I don't think, I guess maybe just update us on the -- curious about the existing size of that sales force at this time and maybe how that compares to a year ago and just trying to get a sense of where it stands right now.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I would say directionally it's down a little.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Great.

Operator

Matt Kelley, Morgan Stanley.

Matt Kelley - Morgan Stanley - Analyst

Just coming back to institutional equity for a second, I was hoping, obviously it's gotten a good amount smaller, and fixed income has taken off. I was just hoping you could help us reconcile the $35 billion left there, who the clients are. If there is anything chunky, how should we be thinking about the trajectory fourth quarter and then going into early next year and what consultants are saying.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

So, I'd say a few things. We have had over the last four years very active discussions with consultants and clients. That continues to be the case. Even with clients who have terminated our services, we are constantly meeting with them, and they are constantly seeking our points of view. We represent a pretty consistent disciplined approach to investing in the marketplace. We may not always have had the performance that they wanted, but we were exposing their capital to a set of factors and had a philosophy that was attractive and is attractive to them and is quite provocative. Just look at the chart that I showed you.

So, actually our dialogue with our clients and consultants remains as elevated and as animated as it has been if not more so given the 300 RFPs that we talked about in the third quarter call. In terms of large clients, we have large clients. We will continue to have large clients. I don't think that's going to change. And so I suspect that will be the nature of our business going forward as we are servicing large pools of capital in the institutional space, and they tend to allocate large pools of money to their managers. So, I think that's just an endemic part of the business.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Matt Kelley - Morgan Stanley - Analyst

Okay. That's helpful. And then I guess more of an academic question-type follow-up. How do you think about across your different client bases the current demand for fixed income and what gets that to change back to equities? I'm just wondering what -- obviously, with rates lower for longer there are certain strategies that you can get more yield in and less yield in. What sort of gets the paradigm to shift back towards equities? I ask because you guys have a pretty sizable presence and you have had a pretty sizable presence in both so you are in a good spot to answer that question.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, as I said in my comments, I'm not going to try to call the market turn. Let me stipulate to the record that I'm not doing that. But, having said that, I think it's pretty clear that investors have made a decision over the last four years to allocate capital to areas of financial assets that are -- have high safety-like characteristics. Either they are bonds with stated yields and stated maturities, or they are stocks with high dividends with high levels of earning certainty. And we have continued to see that process evolve. It has slowed down in terms of the new cash moving into fixed instruments, but it hasn't slowed down in terms of new cash going into higher yielding stocks. It's part of the reason why that valuation spread is as wide as it is. So you ask yourself the question, well, why does that persist? Is that the new paradigm? Will this go on forever?

And I think the answer to that question is, no. It will not go on forever, because the returns are far greater, far higher in the riskier part of the equity market. But investors have to be willing to hold those equities for a long enough period of time for those earnings actually to come on stream. And then they have to pay for those. And for the last four years that really has not been consistent. It has happened from periods of time, '09 most of the year, first quarter of '10 a little first quarter of '11 but not consistent. And that lack of consistency has driven valuations on those kinds of equities to much lower levels, and you hear people talk about equity premiums being very high.

So what's it going to take? Well, I think it's going to take some stability in the markets, which we have seen. It's going to take some resolution of the tail events or possible tail events that we talk about in Europe, the US, China and other parts of the world. And as those tail events recede, investors are going to be more comfortable and confident taking those risks. And, if they do, they will get paid for those returns.

Matt Kelley - Morgan Stanley - Analyst

Got it. And if I could just ask one last follow-up. It's just on the private client business, I'd love to get your kind of industry thoughts on where you are seeing the most competition, whether it's long time peers or any new entrants in that business.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I think the private client business has always been characterized by a highly fragmented market. Very few companies, if any, have a very sizable market share. You can define markets differently, but, broadly speaking, the private client business is a highly fragmented business. So the traditional players in that business continue to be strong in that space. We have decided to focus on a slice of the business, that high net worth business. And in that business, within the cities we operate, we have meaningful market shares. And we don't think that any of those market shares prohibit us from increasing our market share substantially. In fact, all of the markets we operate in we could probably double our market share over time. So there is no -- when you talk about competition in the private client market, the question you have to ask yourself is, is this level of competition and the current market share that you have in the markets that you operate in, somehow going to constrain your growth? And that is just not something we worry about. We have plenty of capacity to grow in every market that we operate in. So market share and client competition is not the issue. Our issue is reaching out to our clients, meeting with new prospects and bringing in new opportunities.

Operator

Mark Irizarry, Goldman Sachs.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Marc Irizarry - Goldman Sachs - Analyst

Peter, you have had some pretty impressive growth outside of the US in terms of sales and retail. Can you talk a little bit about the way you think about growing your commitment to that region in terms of maybe head count or sales or your sales force? Are you sort of at a sort of consistent pace of investment in that area? Do you think just given the success you had there that you will start to ramp that up? Or is there inherently some leverage that we should expect to see as the non-US business -- retail business builds even further?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Mark, this is Jim. I don't think I would have any expectation for a substantial increase in head count over where we are today. I do think that at the margin you will see incremental investments not surprisingly in the parts of the world that are growing. In terms of the impact on the overall Company's head count or financials, as I said earlier, I think there is a lot of leverage in what we put in place. And we don't foresee any real significant increase in head count as we improve of the size of our business going forward.

Marc Irizarry - Goldman Sachs - Analyst

Okay. And then Peter, if you just talk a little bit about the pricing dynamics on the institutional side of the business. Are you seeing any sort of renewed pressure on fees either on the institutional side, in equities in particular or anywhere else sort of across organization.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Well, in a word, mark, no. I think there continues to be dialogues with clients that in some cases prefer lower base fees and performance fees. And, generally, if we perform at expectations that results in a higher fee than we would have as a base fee or a normal base fee with no performance. But I don't think the incidence of that discussion, the frequency of that discussion has actually materially changed in anyway. I think it's just there are different clients that have different sensitivities to that issue. So it's hard for me to report that there is any discernible trend towards fee pricing. I don't think there is any discernible trend in volume. So larger mandates drive in some instances more attractive fee arrangements with those clients. But in some cases where there is capacity constraint services, they don't, no matter how big the client is and how much money they contribute because capacity is constrained. It's hard for me to identify any serious issues that we are taking into consideration as we plan our business that relate to fee compression. And I'm not trying to say that from an arrogant point of view as if we have some leverage over the marketplace. I just think the marketplace has reached a point of what is a fair price for alpha in various different services, and I think it's been reasonably consistent.

Marc Irizarry - Goldman Sachs - Analyst

Okay, thank you.

Operator

Greggory Warren, Morningstar.

Greggory Warren - Morningstar - Analyst

It was a pretty good quarter overall. And I guess my question revolves around where you are sort of in the outflow picture. I'm not convinced that equities are going to bounce back as quickly as some people think they may in the changing landscape. When you look at the outflows for the quarter you back out the Vanguard business that you lost and you back out the PPIP, you were actually above $2 billion in net long-term outflows. And I'm wondering, as you move forward, do you think that, with the fixed income business and with the structured product business and other new products you have out there, that you will eventually be able to offset what you are seeing on the equity side, because, at this point it doesn't look like it's an AllianceBernstein problem as much as an industry problem for actively managed equities.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

I think that part of what you are saying is right on the money, meaning that equity flows have been negative for some period of time. Active management as opposed to passive has underperformed for some period of time, this year more dramatically than in some of the more recent years. That obviously provides a head wind for the industry and for the distribution of active management services to the broad set of clients in the world, whether it's retail, institutional or private client. Those head winds, you are right, are there. And, as I said, I don't want to make a call on the equity market. What I would say which underlies your observation is, you are right. The math is accurate.

We have net positive inflows into this business in this quarter excluding those two items. That does say something about the trend of the business. And it says something about our ability to continue to penetrate our client base, both institutionally and retail, both in Asia and in the United States and in Europe. And I think that if we were dealing with the status quo, it would be reasonable to argue we had some success. You can't tell whether success breeds success or whether it will continue or not. But if you wanted to extend that analogy you could say that, okay, we have reached positive net flows. And I think the question was asked earlier in the discussion about well, what would happen if you had a better economic environment and fixed income was more challenged, because rates were going up, I think we responded that we sort of welcome that. That would be a good thing for us.

You know, if equities continue to challenge -- if active managers continue to be challenged, we would develop a set of equity services that have done well in that environment, and we believe that we will be able to continue to grow those as we have, and we reported on that growth this quarter. And we believe that our fixed income business at 89% performance better than benchmarks in all of the relevant periods will also continue to grow, and flows will be in that direction.

Greggory Warren - Morningstar - Analyst

Okay. That sounds good. And I guess the other thing, because I talked with Andrea about this a little bit more recently, and she was noting that, on the fixed income side, you are seeing a lot more growth on the retail side especially in Asia, and culturally there is a difference. They are more interested in fixed income, whereas we tend to be a bit more interested in the equity side of the business overall historically. But I guess in follow-up on the other question, and perhaps with this, too, is you guys spent a lot of time talking about new products last year and the fact that you got 50 plus new products, $15 billion in AUM coming through since the financial crisis or since the re-org. But you have not talked a lot recently about where you are with that. Do you feel like it's because you are well positioned with what you have out there, and you just want to grow that, and you don't want to flood the sales team with additional products? Or is it just that there is really not anything that is on trend that you are missing?

Peter Kraus - Alliancebernstein Holding LP - Chairman of the Board and CEO

Let me make three points. Number one is I'll point you back to the retail highlights on slide 9. So new products year-to-date '12 versus year-to-date '11 is up 94% in sales for new products which are essentially the same products. So it's growth in those products.

Greggory Warren - Morningstar - Analyst

Right.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Number two is, we will continue to develop new products but at a much slower pace and we have said that we basically had to change the ship or change the direction of the ship which we did. And that resulted in a large investment in seed capital which we have. And it resulted in a significant increase in the development of and introduction of new products which we did. But we think that we are on a much more stable platform in terms of the future growth of that new product effort. And, therefore, the frequency of new product initiations will be much less. And we don't need more because as you can see we are having good success. So I think that we feel that we want to be responsive to the market, and the market will continue to change, and we will continue to be responsive. But the level of frequency with which we need to invest and create new product is just going to be dramatically lower.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Greggory Warren - Morningstar - Analyst

Thank you. Thank you. It was a good quarter.

Operator

Cynthia Mayer, Bank of America-Merrill Lynch.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Just a very quick follow-up. You guys highlighted the stability equity performance. I'm just wondering if you can tell us how large those assets are at this point. And, also, if the equity market continues to move up, would you expect less demand for those products?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

If the equity market were to begin to perform in line with we will call it the longer time horizon assets, my guess is the stability equities will not do as well, because they not designed to outperform in that environment. And so we would probably not raise as much in assets in those services as we would in those services that would be performing. That I think you would have to take as a matter of fact. In terms of disclosure, we disclosed what we are going to disclose in that and as those products grow, and we feel the need to actually make it more specific, we will. But suffice it to say, we have good performance there and nice growth, and we gave you some anecdotes as to the size and growth of those services.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. And just maybe one other. Since you guys have had such strong demand for high yield, at what point would you have any capacity constraints on those strategies?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

We are not at a level today where we feel capacity constrained in those products. I would say that we are vigilant about that, however. And that at some point it may come to a capacity constraint, but that's not something that we feel we need to address at the present time.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. Thank you.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director IR

We are running over, so we will take just one more question.

Operator

Bill Katz, Citigroup

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

Bill Katz - Citigroup - Analyst

Coming back to the institutional pipeline maybe a two part question. So sorry about that, Andrea. Can you give us a sense of maybe win-loss rates among the institution consultant community, if you will? Are you on more or less a platform than maybe a year ago to box against a number of RFPs. And then secondly, and you may not get this granular, I'm sort of curious. As you went through the quarter, I know you highlighted the vanguard attrition back in August. Any sense of redemption pressures one way or the other within equities? Did it abate, did it get -- did it intensify and sort of curious to look at the delta there as well.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

It's Jim. We don't want to go into where our -- what our specific win rate is. So, we will just leave it at what we talked about earlier, our RFP activity year-to-date. Actually, I have I note here, I was -- I misstated earlier. It's actually up 21% year-to-date versus our sales level being up 30%. So, draw your own conclusions. The second question, could you repeat that?

Bill Katz - Citigroup - Analyst

Sure, just try to think about the -- on monthly basis or even just as you have gone through the year, the redemption notifications is there anyway to sort of is that getting better? Worse? No change?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Look, I think we laid out all of the numbers. So --

Bill Katz - Citigroup - Analyst

I appreciate the smaller size of the asset base for sure. I'm sort of wondering if just from the dialogue perspective that anyone who's left is going to leave at this point and the ones that are left are looking at the relative performance and thinking about the slide you are putting up as well.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman of the Board and CEO

Bill, we did comment at that our discussions with our, for example, value clients where we have had performance challenges has focused more about our commitment, consistency and the discipline of our process and less about the specific performance, because those clients feel that having an allocation to those types of factors is valuable. And they want to make sure that we are going to continue to invest with that discipline because they ultimately do believe the chart that we had in the slide that, in fact, those spreads will change, and, when they do change, there will be significant outperformance there. That's the key issue. That's why we put that in there. That's what we wanted you to take away.

Bill Katz - Citigroup - Analyst

Thanks a lot. Appreciate all of the patience with my questions.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director IR

Thank you, Bill and thanks to everyone for joining the call today. I will be around for any follow-up you may have. Thanks and have a great evening.

Operator

Operator. This concludes today's conference call. You may now disconnect.

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OCTOBER 24, 2012 / 09:00PM GMT, AB - Q3 2012 AllianceBernstein Holding L.P. Earnings Conference Call

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